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                             SUBADVISORY AGREEMENT

                  This SUBADVISORY AGREEMENT is dated as of August 20, 1997 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser"), and BERGER ASSOCIATES, INC., a Delaware corporation (the "Subadviser").

                                  WITNESSETH:

         WHEREAS, the Adviser and Style Select Series Inc., a Maryland corporation (the "Corporation"), have entered into an Investment Advisory and Management Agreement dated as of September 17, 1996, as amended August 20, 1997 (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation; and

         WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of common stock, par value $.0001 per share, in separately designated series representing separate funds with their own investment objectives, policies and purposes; and

         WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Corporation listed on Schedule A attached hereto (the "Series"), and the Subadviser is willing to furnish such services;

         NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

         1. Duties of the Subadviser. The Adviser hereby engages the services of the Subadviser in furtherance of its Advisory Agreement with the Corporation. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of each Series listed on Schedule A attached hereto. The Subadviser will determine in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser of the Corporation is required to maintain, and will render such regular reports to the Adviser and to officers and Directors of the Corporation as they may reasonably request concerning the Subadviser's discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Directors of the Corporation.

                  The Subadviser represents and warrants to the Adviser that the portion of the assets which it manages of the Series set forth in Schedule A will at all times be managed in compliance with (a) the objectives, policies, and limitations for the applicable Series set forth in the Corporation's current prospectus and statement of additional information, (b) such policies as the Directors of the Corporation may from time to time establish and which have

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been furnished to the Subadviser in writing, (c) the provisions of the Internal
Revenue Code of 1986, as amended (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect, and (d) all applicable federal and state laws governing such Series' operations and investments, including, without limitation, the provisions of the Act and rules adopted thereunder and applicable federal and state securities, tax and banking laws. For purposes of compliance with the foregoing, the Subadviser shall be entitled to treat each such portion of the assets of each such Series set forth in Schedule A managed by the Subadviser as though such portion of the assets constituted the entire Series, and the Subadviser shall not be responsible in any way for the compliance of any assets of the Series, other than such portion of the assets of such Series managed by the Subadviser, with any of the foregoing or for the compliance of the Series, taken as a whole, with any of the foregoing. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for shares of the Corporation, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished in writing by the Subadviser expressly for use therein, such parts of such Registration Statement and any amendments or supplements thereto consisting of such statements or omissions will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulation thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any organizational, operational or business expenses of the Adviser or the Corporation, including without limitation, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series.

         2. Series Transactions. The Subadviser is responsible for decisions to buy or sell securities and other investments for that portion of the assets of each Series set forth on Schedule A managed by the Subadviser, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Series transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Directors may determine and which have been furnished in writing to the Subadviser, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having

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caused a Series to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Series and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Corporation and its respective affiliates, as broker-dealers or futures commission merchants to effect Series transactions in securities and other investments for a Series. The Subadviser will promptly communicate to the Adviser and to the officers and the Directors of the Corporation such information relating to transactions for that portion of the assets of the Series set forth on Schedule A managed by the Subadviser as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Series with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser at a price and in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Series and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

         3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Corporation and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation to the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for each Series listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Series shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

         4. Other Services. At the request of the Corporation or the Adviser, the Subadviser in its discretion may make available to the Corporation office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Corporation or the Adviser at the Subadviser's cost.

         5. Reports. The Corporation, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Corporation as each may

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reasonably request; provided, however, that the Subadviser shall not be obligated to follow any amendment to any of the foregoing documents or information relating to the Adviser or the Corporation until the Subadviser has received such amendments in writing from the Adviser or Corporation.

         6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Corporation are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Corporation are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation. Notwithstanding anything herein to the contrary, the Subadviser may delegate any or all of its investment advisory services, duties and responsibilities under this Agreement to Perkins, Wolf, McDonnell & Company. No delegation pursuant to this provision shall relieve the Subadviser of its duties or responsibilities hereunder, and the Subadviser shall appropriately oversee, monitor and evaluate the activities of any party appointed hereunder.

         7. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments for that portion of the assets of each Series set forth on Schedule A managed by the Subadviser that are required to be maintained by the Corporation pursuant to the requirements of Rule 31a-1 of the Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Corporation are the property of the Corporation and will be surrendered promptly to the Corporation or the Adviser on request.

                  The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Corporation's auditors, the Corporation or any representative of the Corporation, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation.

         8. Reference to the Subadviser. Neither the Corporation nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

         9. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("Disabling Conduct") hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser, the Corporation, any such Series, or any shareholder of the Corporation or any such Series for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with

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respect to the receipt of compensation for services. Except for such Disabling
Conduct, the Adviser shall indemnify and hold harmless the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser's conduct under this Agreement.

                  (b) The Subadviser agrees to indemnify and hold harmless the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which may be based upon (i) such Disabling Conduct or any material breach of this Agreement by the Subadviser, or (ii) any willful and material failure by the Subadviser to comply with the representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect or apply to such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of such person's obligations and duties under this Agreement.

                  (c) The Subadviser shall not be liable to the Adviser, the Corporation or any such Series for (i) any acts or omissions of the Adviser, the Corporation, the Series Administrator, or any other subadviser to the Series with respect to the portion of the assets of a Series not managed by the Subadviser and (ii) acts of the Subadviser which result from acts or omissions of the Adviser, the Corporation or the Series Administrator, including, but not limited to, a failure of the Adviser, the Corporation or the Series Administrator to provide accurate and current information with respect to any records maintained by the Adviser, the Corporation or the Series Administrator or any other subadviser to a Series, which records are not also maintained by the Subadviser and, with respect to any records maintained only by the Series Administrator, are not otherwise available to the Subadviser from the Series Administrator upon reasonable request. The Adviser agrees that the Subadviser shall manage the portion of the assets of a Series allocated to it as if it was a separate operating series and shall comply with Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Series and qualifications of a Series as a regulated investment company under the Code) with respect to the portion of assets of a Series allocated to the Subadviser. The Adviser shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Corporation, the Series Administrator or any other subadviser with respect to the portion of a Series's assets not allocated to the Subadviser.

         10. Permissible Interests. Directors and agents of the Corporation are or may be interested in the Subadviser (or any successor thereof) as directors, partners, officers or shareholders, or otherwise; directors, partners, officers, agents and shareholders of the Subadviser are or may be interested in the Corporation as Directors, or otherwise; and the Subadviser (or any successor) is or may be interested in the Corporation in some manner.

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         11. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Series until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series voting separately from any other series of the Corporation.

                  With respect to each Series, this Agreement may be terminated at any time, without payment of a penalty by the Series or the Corporation, by vote of a majority of the Directors, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Series, voting separately from any other series of the Corporation, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Series, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Corporation; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Corporation in accordance with the Act, or after six months' written notice, whichever is earlier. In the event of such a termination by the Subadviser, the Adviser will use its best efforts, and cause the Corporation to use its best efforts, to engage another subadviser for the Series as soon as possible. Notwithstanding the foregoing, the Subadviser may terminate the Agreement on 60 days' written notice to the Adviser and the Corporation, in the event of a breach of this Agreement by the Adviser. The termination of this Agreement with respect to any Series or the addition of any Series to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Series subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

                  This Agreement will also terminate in the event that the Advisory Agreement by and between the Corporation and the Adviser is terminated.

         12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         13. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Corporation must be obtained in conformity with the requirements of the Act.

         14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         15. Separate Series. Pursuant to the provisions of the Articles of Incorporation and the General Laws of the State of Maryland, each Series is a separate series of the Corporation, and all debts, liabilities, obligations and expenses of a particular Series shall be enforceable only against the assets of that Series and not against the assets of any other Series or of the Corporation as a whole.

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         16. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         Subadviser:       Berger Associates, Inc.
                           210 University Blvd., Suite 900
                           Denver, CO 80206-4626
                           Attention:  Kevin R. Fay



         Adviser:          SunAmerica Asset Management Corp.
                           The SunAmerica Center
                           733 Third Avenue, Third Floor
                           New York, NY  10017-3204
                           Attention:  Robert M. Zakem
                                       Senior Vice President and General Counsel

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         IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.


                           SUNAMERICA ASSET MANAGEMENT CORP.


                           By: /s/ Peter A. Harbeck
                                  Name:    Peter A. Harbeck
                                  Title:   President


                           BERGER ASSOCIATES, INC.

                           By: /s/ Gerard M. Lavin
                                  Name:    Gerard M. Lavin
                                  Title:   President